Exhibit 10.71

C L I F F O R D	LIMITED LIABILITY PARTNERSHIP
C H A N C E

(1) CNI EUROPE (THE NETHERLANDS) BV,

and

(2) STREAM S.p.A

AMENDMENT AGREEMENT

THIS AGREEMENT is made on 21st November 2002

BETWEEN:

(1) CNI EUROPE (THE NETHERLANDS) BV, a company incorporated in the Netherlands (“CNI”); and

(2) STREAM S.p.A, a company incorporated in Italy whose principal place of business is at Via Salaria 1021 (“Stream”).

INTRODUCTION:

(A)	On July 31, 1997 Stream and CNI entered into the Original Agreement

(B)	The Initial Distribution Date (as defined in the Original Agreement) was 1st May 1998

(C)	Since the execution of the Original Agreement, disputes have arisen between CNI and Stream as to amounts due under the original Agreement and the quality of the Channel

(D)	The News Corporation Limited (“NewsCorp”), , News Publishing Australia Limited, Telecom Italia S.p.A., Vivendi Universal, Groupe Canal+ and Canal+ Europe B.V. have concluded the terms to effect the Merger (as defined below).

(E)	The pay-television services offered respectively by STREAM and Telepiu (as defined below) will continue to be made available to the respective subscriber bases of Telepiu and Stream and will continue to be available for subscription by the public as from the Closing Date (as defined below) until such time as a single pay-television service combining the pay-television services of those Persons is combined into a single pay-television service and offered as a single service.

The parties agree as follows:

1.	INTERPRETATION

1.1	In this Agreement the following expressions have the following meanings:

“Agreement” means the Original Agreement as amended by this Amendment Agreement

“Amendment Agreement” means this agreement amending the terms of the Original Agreement

“Closing Date” means the day on which (a) all conditions to the Merger have either been satisfied or waived by each party having power to waive it and (b) the Merger is completed

“EPG” means any electronic programme guide and/or electronic service guide made available to Relevant Subscribers by STREAM via pay-television systems operated by STREAM which incorporates any television listings data

“Interactive Content” means an arrangement of any one or more of text, graphics, images, hyperlinks, database content and video and audio material, plus associated tempplates, formatting information and related data

“Merger” means the transaction under which the issued share capital of Telepiu and STREAM and/or their respective business becomes held by STREAM so that their pay-television services are combined into a single service to the then existing subscribers of STREAM and Telepiù and to new subscribers.

“Person” shall be as defined in the definition of Affiliate in the Original Agreement

“Original Agreement” means the Television Programming Distribution Agreement dated July 31, 1997 between CNI and Stream

“Relaunch Date” means the first date on which the pay television services currently offered by Stream and Telepiu are combined into a single pay-television service (with such amendments as STREAM determines) and offered as a single service to then-existing subscribers of STREAM and Telepiu and to new subscribers, currently expected to be in July 2003

“Relevant Subscriber” means a Subscriber and any Person who receives any pay-television services of any sort (now known or to be invented) distributed in or to the Territory by or on behalf of, or originated by, STREAM and any of its Affiliates carrying the Channel (a) via any of the means specified in clause 2 of the Original Agreement and (b) via any STREAM Licensee that carries the Channel.

“Stream Licensee” means any person which is not a Stream Affiliate and which Stream permits to distribute any pay-television service originated by Stream or any of its Affiliates.

“Telepiu” means Telepiu S.p.A. and any Person carrying on business as at the date of this Agreement under or with the benefit of the name or style of “Telepiu” or “Tele+”, duly authorized by Telepiù.

1.2	A reference to STREAM in the Original Agreement shall on and as from the Relaunch Date be deemed to be a reference to Stream and Telepiu. In relation to any obligation of Stream in the Agreement such obligation shall be deemed, on and as from such date, to be an obligation of Stream and Telepiu jointly and severally.

1.3	Defined terms used in the Original Agreement bear the same meaning when used in this Agreement, as such defined terms may be amended by this Amendment Agreement. Defined terms in this Amendment Agreement and incorporated into the Original Agreement shall bear the same meaning in the amended Original Agreement as in this Amendment Agreement.

2.	PAYMENTS AND PROTECTION OF ORIGINAL AGREEMENT

2.1	On the date of this Agreement, Stream shall make immediate payment by SWIFT transfer to CNI of the aggregate of

2.1.1	amounts due under CNI’s invoice numbers 18b, 19b, 020 and 020b totalling US$1,792,742.21 plus late charges in the amount of US $46,576.74; and

2.1.2	amounts due under invoice number 021 being amounts due on 15 November 2002 totalling US$ 1,761,422.49 without any set-offs or counterclaims of any kind.

For the avoidance of doubt, the amount due under point 2.1.2. above refers to the 8th Additional Payment based on actual Average Monthly Subscribers for July and estimated Average Monthly Subscribers for August and September 2002. As soon as possible following execution of this Amendment Agreement , Stream shall issue the Accounting Statement indicating the actual Average Monthly Subscribers for July, August and September 2002, on the basis of which a corresponding reconciliation payment may be required by Stream or CNI. Subsequent Accounting Statements shall be issued in accordance with the following Clause 2.6.

2.2	All terms of this Agreement save for this Clause 2 (and any terms necessary for its interpretation or enforcement) shall not come into effect until such time as the amounts payable under Clause 2.1 are received by CNI.

2.3	Stream acknowledges that amounts payable pursuant to Clause 2.1 above are properly due from Stream and Stream acknowledges that it irrevocably waives (and will not raise) any defence to the payment of such amounts whether under the Italian Civil Code or under any other provision of Italian law and hereby irrevocably waives any right of set-off, counterclaim or withholding whatsoever which may arise at any time in relation to the payment of such amounts, except as may be required under applicable tax laws.

2.4	Payment of sums payable under Clause 2.1 above shall be made as required by Section 5.8 of the Original Agreement.

2.5	As from the date of this Amendment Agreement

2.5.1	the provisions of Section 5.2(e) of the Original Agreement shall cease to have any force or effect and any Payment Credit which Stream would, but for this Clause 2.5, have been able to apply against any amounts due to CNI shall not be available to be so applied and shall cease to be due to Stream.

2.6	Stream acknowledges that Stream is required by Clause 5.6 of the Agreement to supply quarterly Accounting Statements no later than April 15, July 15, October 15 and January 15 in each calendar year in respect of the immediately preceding calendar quarter (that is to say a quarter commencing on 1 January, 1 April, 1 July and 1 October in each calendar year).

2.7	CNI and Stream acknowledge that the Original Agreement remains in full force and effect and CNI and Stream shall give full effect to the Original Agreement in accordance with its terms and in accordance with the terms of this Amendment Agreement.

2.8	Except to the extent required to implement the Merger from a technical, legal or administrative standpoint, and provided that the above does not effect the subscriptions to Stream, Stream covenants that from the date of this Agreement until the Relaunch Date that

2.8.1	Stream shall continue to operate its business diligently, in the ordinary course of trading and consistent with past practice;

2.8.2	Stream’s existence, business and operations as at the date of this Amendment Agreement will be preserved in all material respects and no Package will be migrated or otherwise transferred to Telepiù;

2.8.3	Stream shall maintain all operating licences required in order for it to continue its business and operations consistent with past practice;

2.8.4	Stream shall comply in all material respects with all laws and regulations applicable to its business and operations in the Territory

2.8.5	Prospective Relevant Subscribers will not, other than in the ordinary course of business, consistent with past practice, be actively induced to prefer subscriptions offered by Telepiu as against subscriptions offered by Stream

2.8.6	Subscribers who have ceased or cease to be Subscribers will not be actively induced, other than in the ordinary course of business, consistent with past practice, to prefer subscriptions offered by Telepiu as against subscriptions offered by Stream; and

2.8.7	Nothing will occur which would make the representations and warranties given in Clause 4 materially untrue if they had been given on each day prior to the Relaunch Date.

CNI must make any claim with respect to a breach by Stream of the covenants set forth in this section 2.8, within 1 year from the Relaunch Date.

2.9	As from the date of this Agreement Section 9 of the Original Agreement shall be deleted and replaced by the following:

“All advertising and sponsorship revenue from the Channel shall belong absolutely to CNI.”

3.	AMENDMENTS TO THE ORIGINAL AGREEMENT

3.1	The Original Agreement shall as from the Relaunch Date be amended as follows:

3.1.1	The following definitions shall be amended:

(a)	Package shall be amended as follows: delete the words “Subscriber by STREAM” and substitute the phrase “Relevant Subscriber”; include the words “or more” after the words “means any two”;

(b)	Any reference in the Agreement to “Channel Package” shall be deemed a reference to “Package”

(c)	Term shall be deleted and replaced by the following definition: “Term means the period of time from the Effective Date of this Agreement to 2400 hours Milan time on 31st December 2010.”

3.1.2	Clause 2 shall be deleted and replaced with the following:

“2. Licence: Subject to the terms and conditions of this Agreement and to STREAM’S compliance with the terms of this Agreement, CNI grants to STREAM, and STREAM hereby accepts a non-exclusive licence to distribute, advertise, exhibit, market and promote the Channel by (a) any and all means of cable and satellite (including DTH) pay-television distribution and by all other means of subscription pay television distribution (including non-standard pay television, whether or not on electronic media) and by Internet (but only to the extent compatible with the scope of CNI’s right to sell or license distribution rights to the programming comprising the Channel on the Internet) and (b) via any STREAM Licensee, in each case to Relevant Subscribers in the Territory only, during the Term. CNI and Creative Network International (The Netherlands) BV retain all rights to sell or license distribution rights to the Channel or similar channels outside the Territory. The Channel may only be distributed in linear form as delivered to STREAM for viewing on a monthly basis and shall not be offered on any pay-per-period, pay-per-view, video-on-demand, subscription video-on-demand basis. The parties agree that the Channel shall not be offered as a bonus or free channel for a period in excess of two months during each Year of the Term provided it is offered to no more than 10% of the Relevant Subscribers.”

3.1.3	The second sentence of Section 3.8 shall be deleted

3.1.4	Section 3.9 shall be deleted as replaced with the following: “CNI shall have the right to appoint and dismiss all staff for the Channel including the Programming Director.”.

3.1.5	Clause 4

(a)	Section 4.1(a) shall be deleted and replaced with the following

“STREAM is obligated to distribute the Channel in and to the Territory by any means of satellite (including DTH) pay-television distribution which STREAM uses to distribute pay-television programming in and to the Territory.”

(b)	Section 4.1(b) shall be deleted and replaced with the following:

“Stream shall not exchange, sell, license, sublicense, or otherwise transfer any of its Packages to an Affiliated party’s distribution system in the Territory without adding the Channel to such other distribution system.

(c)	Section 4.1(c) shall be deleted and replaced with the following:

(i)	If and to the extent STREAM distributes any Package in any pay-television service via any means or method of distribution other than satellite (including DTH) in the Territory (whether such means are now known or to be hereafter devised, including, without limitation, MMDS, cable, DSL Internet) then STREAM shall give CNI no less than four months notice prior to commencement of such method of distribution and CNI shall have the right to require the Channel to be carried by that means or method for such period (not exceeding the Term) as CNI requires; and

(ii)	If there is at any time a STREAM Licensee, STREAM shall ensure that CNI receives no less than four months prior notice of the STREAM Licensee becoming such a Person. STREAM shall procure and ensure that

(1)	the Channel is offered to the STREAM Licensee for distribution and

(2)	the terms and conditions taken as a whole on which the Channel is offered to the STREAM Licensee are no less favourable to CNI than the terms and conditions taken as a whole of any other supplier of substantially comparable channels to STREAM whose substantially comparable channel is offered to a STREAM Licensee.

(d)	Section 4.5 shall be deleted and replaced with the following

“4.5 Packaging. At all times during the Term:

(i)	STREAM shall include the Channel in the most widely distributed Package

(ii)	STREAM shall include the Channel in each Package through which any Relevant Subscriber must buy in order to subscribe to any channel(s) consisting of first-run feature films or sports channels comprising primarily soccer.

(iii)	The Channel shall be included in any Package containing any National Geographic channel, any Discovery channel, or Gambero Rosso.

(e)	Section 4.6 shall be amended as follows:

(i)	The first sentence shall be renumbered 4.6(a)

(ii)	The second sentence shall be deleted

(iii)	The following shall be added after the first sentence:

“(b) During the Term, the EPG in respect of all pay-television services shall have as its single entry page (called up when a Relevant Subscriber selects the EPG via the handset or set top box controller) a list of channel classifications by genre (e.g. Entertainment, Documentaries, Movies). The Channel will be listed in the Entertainment classification. In the Entertainment classification, the Channel shall be listed no more than 3 numbers down from the higher of Canal Jimmy and Rai Sat Fiction. Relevant Subscribers will be able to utilise the same functionality (other than pay-per-view ordering) for the Channel via the EPG as available for any other channel. For the purposes of this clause, Relevant Subscribers shall not include Subscribers receiving the pay-tv service of Stream or of its Affiliates, via a Stream Licensee.

(c) To the extent this sub-Section 4.6(c) provides CNI with more favourable treatment than Section 4.6(b) above, the Channel shall be treated in a fair, reasonable and non-discriminatory fashion as regards its positioning and listing within the EPG and in accordance with competition law in the Territory.

(d) CNI shall provide data for the EPG in such form and within such time frames and by such procedures as are agreed by STREAM and CNI in writing from time to time and provided CNI provides the data as agreed, STREAM shall ensure that such data is incorporated into the EPG to give a complete listing of programming available on the Channel in the same format on the EPG as provided to each other channel distributed by STREAM, and where technically feasible by its Affiliates carrying the Channel.

(f)	Section 4.7 shall be amended as follows

(i)	The following shall be inserted after the existing text:

(b) In any three month period during the Term, the Channel shall be treated by STREAM in aggregate no less favourably than any other channel in any Package in which the Channel is distributed in respect of promotion (for which channels are not required to pay) in whatsoever medium is used to promote pay-television services, including promotional opportunities on channels distributed by STREAM, on any EPG, on any barker or mosaic channel or interactive or enhanced television service, via any website which promotes pay-television services, and in printed materials such as (but not limited to) mail shots to Relevant Subscribers and promotion in printed guides.

(c) STREAM shall promote in a non-discriminatory way the Channel with a view to maximising the number of Relevant Subscribers also connected to the Channel. STREAM shall ensure that all marketing and promotion of the Channel reflects positively on the Channel.

(d) STREAM shall ensure that the Channel is treated in a fair, reasonable and non-discriminatory manner compared to all other channels in any Package in which the Channel is distributed by it as respects opportunities to take up any paid-for promotional opportunities. If CNI wishes to conduct mail shots or other promotional activities targeted at Relevant Subscribers, STREAM shall use reasonable efforts to do so at its rate card rates from time to time.

(e) Subject to any data protection legislation in force from time to time in the Territory, STREAM shall provide CNI with such information requested by CNI regarding the Channel as it can reasonably and technically obtain via its pay-television systems including viewing statistics, excluding individual subscriber names and addresses.

(f) All material marketing carried out by CNI for the Channel shall (if it mentions pay-television distributors which are not (to CNI’s knowledge) Affiliates of STREAM) mention STREAM as a pay-television operator in a manner that is no less prominent than those other pay-television distributors.

(g) The Channel shall provide STREAM with two thirty second slots per hour and at times reasonably determined by CNI for the promotion of STREAM’s pay-television services.”

(g)	In Section 4.9 the words “For so long as STREAM has retained exclusivity under this Agreement,” and “or distribute” shall be deleted; the words “and/or” will be inserted between “own” and “produce”; and the words “or competitive with” shall be added after the words “which is a culture and arts channel”. The second sentence will be deleted.

(h)	The following shall be added as Section 4.15

“4.15 Interactive Content: Should either STREAM or CNI wish to include Interactive Content in the Channel, they will negotiate in good faith with each other as to the terms and conditions on which such Interactive Content may be provided. To the extent STREAM operates any rate card of generally-available services and prices for the provision of services to channels for the authoring, origination, formatting, programming and/or carriage of Interactive Content, such rate card will be made available to the Channel for its Interactive Content.”

(i)	The following shall be added as Section 4.16:

“4.16 Termination: CNI shall notify STREAM no less than 4 months prior to distributing the Channel by free-to-air television in the Territory (meaning that no fee is levied for the reception of the Channel by viewers (save any generally-applicable Government taxes) and is receivable by more than 20,000 people within the territory on a free-to-air basis) STREAM shall have the right to terminate this Agreement on 1 month’s prior notice.

3.1.6	Notwithstanding any other provision of the Agreement, Stream shall ensure that the aggregate Subscriber Fee paid by Stream on each of the four payment dates (as determined under Section 5.5 of the Original Agreement) following the Relaunch Date shall be no less than EURO 2,300,000.

3.1.7	Schedule A of the Original Agreement shall be deleted and replaced with the Schedule appearing at Schedule 1 of this Amendment Agreement.

3.2	The Original Agreement shall be amended so that on and from the first day of the calendar quarter in respect of which the Subscriber Fee paid to CNI would have equalled or exceeded EURO 2,300,000 had Clause 5.1 been amended as set out in Clause 3.2.2 below for that calendar quarter (but in any event not before the Relaunch Date) the following amendments shall be deemed to have been made, provided that the Parties agree that if in a calendar quarter following the Relaunch Date the quarterly aggregate Relevant Subscribers exceed 970,250, then the Subscriber Fee provided for in amended Section 5.1(a) below will apply to the Relevant Subscribers only exceeding 970,250, and the Subscriber Fee provided for in Section 5.1(a) of the Original Agreement shall apply to the Relevant Subscribers up to 970,250.

3.2.1	Average Monthly Subscribers shall be renamed “Average Monthly Relevant Subscribers” in the definition (and wherever used in the Original Agreement) and the word “Relevant” inserted before the word “Subscriber” in line one of such definition

3.2.2	Section 5.1 shall be deemed deleted and replaced by the following:

“5.1 (a) The Subscriber Fee shall be the marginal fee per Relevant Subscriber set forth in the chart below opposite the applicable bracket of Average Monthly Subscribers:

Average Monthly Relevant Subscribers brackets	Subscriber Fee (monthly) in EURO
0 to 1,650,000	0.42

1,650,001 to 1,850,000	0.38

1,850,001 to 2,150,000	0.36

2,150,001 to 2,450,000	0.34

2,450,001 to 2,750,000	0.32

2,750,001 to 3,250,000	0.28

above 3,250,000	0.25

(b) No Subscriber Fee shall be payable in any month in respect of (i) a maximum of 1,000 VIP and staff subscriptions (or if lower the actual number) and (ii) any Relevant Subscriber who is given a free promotional period of subscription to the Channel (which in respect of any Relevant Subscriber shall never exceed two months in aggregate).

(c) In consideration of STREAM performing services in Section 4.10 for the Term, STREAM shall be entitled to a payment credit against Subscriber Fees of EURO 500,000-00 in calendar year 2004 and EURO 1,000,000-00 in calendar year 2005 to be deducted by CNI rateably against each calendar quarter’s invoiced amount.

(d) If CNI procures distribution of the Channel by any Person other than through the operation of this Agreement or otherwise than by agreement with STREAM, Telepiu or any of their respective Affiliates, and the terms for distribution of the Channel given to that Person are, taken as a whole and in aggregate, more favourable to that Person than the equivalent pricing terms are (in aggregate) to STREAM, then for so long as those more favourable terms are made available to that Person, those terms shall be incorporated into this Agreement.”

3.2.3	Section 5.10 and the definition of Benchmark Exchange Rate shall be deleted.

3.2.4	Section 5.12 shall be amended as follows:

(a)	The words “any distributor that is an Affiliate of STREAM” shall be deleted and replaced by the words “any pay television operator in the Territory that is not an Affiliate of STREAM”

3.2.5	The addresses set forth in Section 18.4 of the Original Agreement shall be amended as follows:

If to CNI:

Three Radnor Corporate Center, Suite 300

Radnor, Pennsylvania 19087 USA

fax: (610) 995-2697

Attention: Michael Kennedy

With a copy to:

Pavia e Ansaldo

Via Bocca di Leone 78

00187 Rome, Italy

fax: +39 (06) 679 3236

Attention: Francesca Lodigiani

If to STREAM:

STREAM S.p.A.

Via Salaria, 1021

00138 Rome, Italy

fax: +39-06-88663364

Attention: Director of Products and Programming

With a copy to:

STREAM S.p.A.

Via Salaria, 1021

00138 Rome, Italy

fax: +39-06-88663289

Attention: General Counsel

3.2.6	STREAM also reserves the right in the event of an emergency security breach to seek an equitable contribution from CNI towards the cost of replacing digital viewing cards, provided the cost to CNI in relation to any one complete replacement will not exceed the total cost of such replacement divided by the numbers of digital tv programme services which are at the date of the complete replacement decrypted in the Territory via such digital viewing cards and provided further CNI shall not be required to contribute more than Euro 10,000 per complete replacement and, for purposes of this clause, there shall be no more than three such complete replacements during the Term-

4.	REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

4.1	CNI is entering into this Amendment Agreement in reliance on the representations, warranties and undertakings set out below.

4.2	Stream represents, warrants and undertakes to CNI as follows:

4.2.1	Stream shall on the Closing of the Merger own and control the entire business and undertaking currently carried on by Stream and Telepiu.

4.2.2	Immediately following the Closing Date Stream shall procure that Telepiu becomes bound by this Agreement and shall assume all the obligations of Stream under the Agreement jointly and severally with it as from the Closing Date.

4.2.3	During the Term, if Stream transfers to any other Person (“Successor”) a material part of the programming/content business or programming/content assets of Stream, and in consequence of such transfer a material part of the distribution rights to the channels distributed by Stream are thereby transferred and such transfer will materially adversely affect the revenues of CNI under this Agreement, then CNI shall have the right to elect to be transferred to such Successor and that such Successor shall assume Stream’s obligations hereunder.

5.	CHANNEL QUALITY

5.1	Stream unconditionally and irrevocably

5.1.1	acknowledges that CNI has fully performed all its obligations under the Original Agreement and that programming on the Channel has conformed with the specification set out in Schedule A of the Original Agreement

5.1.2	agrees that until the Relaunch Date it will not take issue with or adversely review or comment on the content or nature of the programming from the date hereof provided such programming is of a similar nature to the programming scheduled in the 12 months prior to this Amendment Agreement and

5.1.3	waives to the fullest extent provided by law, releases CNI from and undertakes not to argue any rights it may have to claim that CNI has been or is at the date hereof in breach of the Agreement (which is not admitted).

6.	ANNOUNCEMENTS

6.1	Subject to clause 7.2 no party may make or send a public announcement, communication or circular concerning the transactions referred to in this Amendment Agreement unless it has first obtained the other parties’ written consent (not to be unreasonably withheld or delayed).

6.2	Clause 7.1 does not apply to a public announcement, communication or circular to be made or sent by if it is required by law or a regulation of a stock exchange.

7.	MISCELLANEOUS

7.1	Except where this Agreement provides otherwise, each party shall pay its own costs relating to the negotiation, preparation, execution and implementation by it of this Agreement and of each document referred to in it.

7.2	Each party shall (at that party’s cost) do and execute, or arrange for the doing and executing of, each necessary act, document and thing reasonably within its power to implement this Agreement.

7.3	The Original Agreement, the Standstill Agreement, this Amendment Agreement and any document referred to in this Amendment Agreement and the Original Agreement is the entire agreement between the parties, and supersedes any previous agreements, between the parties relating to the subject matter of the Agreement.

7.4	A variation of the Agreement is valid only if it is in writing and signed by or on behalf of each party/by a director of each party.

7.5	A failure to exercise or delay in exercising a right or remedy provided by the Agreement or by law does not constitute a waiver of the right or remedy or a waiver of other rights or remedies. No single or partial exercise of a right or remedy provided by this Agreement or by law prevents further exercise of the right or remedy or the exercise of another right or remedy.

7.6	Except where the Agreement provides otherwise the rights and remedies contained in this Agreement are cumulative and not exclusive of rights or remedies provided by law.

7.7	The invalidity, illegality or unenforceability of any provisions of the Agreement shall not affect the validity, enforceability and legality of each other provision, and each such other provision will remain in full force and effect.

7.8	No provision of the Agreement creates a partnership between any of the parties or makes a party the agent of another party for any purpose. A party has no authority or power to bind, to contract in the name of, or to create a liability for another party in any way or for any purpose.

7.9	This Agreement may be executed in any number of counterparts.

Clauses 15.1, 18.2, 18.3, 18.4 (as amended herein), 18.5, and 18.7 shall be deemed incorporated in this Amendment Agreement as if written out in extenso.

8.	GOVERNING LAW AND ARBITRATION

8.1	Clause 18.9 of the Original Agreement shall be deleted and replaced with the following:

“The governing law of this Agreement shall be the substantive law of the Republic of Italy, excluding its conflict of laws rules. Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration under the rules of the London Court of International Arbitration, which Rules are deemed to be incorporated by reference into this clause. The arbitration panel shall consist of three arbitrators (the “Arbitration Panel”). The place of arbitration shall be London, England. The language of the arbitration shall be English.

The Arbitration Clause indicated above does not prejudice the right of CNI to make recourse to the procedure provided for by articles 633 and following of the Italian Code of Civil Procedure in relation to payments that are at any time due (“Receivable”) to CNI pursuant to Clause 5.1 of the Agreement. For such purposes, the Accounting Statements provided for by Clause 5.6 of the Agreement will constitute an acknowledgment of debt (“riconoscimento di debito”) by STREAM in conjunction with the invoices that CNI will issue based on the same; in any case without prejudice of possible contest that CNI could make of such Accounting Statements.

For the purposes indicated above also the amounts provided for by Clause 2.1 and 3.1.6 of the Amendment Agreement will be deemed as an express acknowledgment of debt (“riconoscimento di debito”).

STREAM waives any right it may have now or in the future to raise any objection in relation to the certainty (“certezza”) and the amount of the Receivables which payment is required through the procedure indicated above.

It is further expressly agreed by the Parties that STREAM will have to make immediate payment of the Receivable(s) and will not be entitled to raise any exception to the payment of the same in order to avoid or delay such payment, and/or to oppose a judge’s order(s) that may have been issued pursuant to the above mentioned articles 633 and following of the Italian Code of Civil Procedure.

8.2	Clause 18.9 of the Original Agreement as amended herein shall be deemed incorporated in this Amendment Agreement as if written out in extenso.

9. If as a result of the Merger any Person other than Stream (the “Transferee”) (a) owns and Controls the entire or a substantial part of the business and assets of Stream and Telepiu and (b) is a Person in which News Corp and Telecom Italia (or their respective wholly-owned subsidiaries) own shares then News Corp undertakes to procure within 30 days that the Transferee becomes a party to this Agreement in addition to Stream and Telepiu and jointly and severally with it.

EXECUTED by the parties

Duly authorised for and on behalf of CNI Europe (The Netherlands) BV

By: /s/    Michael T. Kennedy

Its:

Duly authorised for and on behalf of STREAM S.p.A

By: /s/    Tom Mockridge

Its: Chief Executive Officer

Signed solely for purposes of adhering to Clause 9 of this Amendment Agreement.

        [signature]

for and on behalf of

The News Corporation Limited

SCHEDULE 1

REVISED SCHEDULE A TO THE ORIGINAL AGREEMENT

SCHEDULE A

CHANNEL DESCRIPTION

A. Service Profile

The Channel will aim at the world of culture, arts and entertainment. The identity of the Channel will be that of an “intelligent television channel”, which is able to ‘sign’ its creative choices and to build credibility. The editorial profile will be tailored to the habits of the Italian viewer through constant anchors, such as emphasis on certain genres and on new faces. The Channel will be created exclusively for the Italian viewer, but it will embrace the world’s pulse, instead of being strictly Italian. Its identity will propose a new ‘Point of View’ concentrating on high quality entertainment of all possible genres, and not on traditional cultural contents. The target viewer of the Channel would be aged between 25 and 50, well educated, with a medium-high income, but not necessarily consumer oriented (quality rather than quantity); his interest in the world of culture and entertainment is high and selective, and an essential key to understand and create his lifestyle.

The content of the Channel will be comprised of films, documentaries, performing arts music and other programming produced in Italy, the United States, and other relevant international markets. All programming will be exhibited in its Italian version, which will be consistent with the standards of the Italian television broadcasting industry. The following genres represent the core of the Channel:

FILMS:	Film programming will include new works, classics and critically acclaimed titles released by both studios and independent producers, both from Italy, US, and abroad. Films will be feature length and short form.

DOCUMENTARIES:	Italian and international documentaries about the world of culture, arts, music and entertainment, as interview specials, artist profiles, “making of’s”, “behind the scenes”, etc, but also repackaged Italian archive footage.

MUSIC /PERFORMING ARTS:	Concerts, events and festivals of Classical Music, Jazz, Pop, Rock, and new types of music, with focus on Italian taste.

OTHER PROGRAMMING:

Travel, theatre, books, fashion, trends, politics, sports, etc. For all of these genres the Channel will create forms of programming (wraps, reportages, magazines) and packaging suitable to its programming profile.

B. Service Format

The Channel will be comprised of an 8 hour program block rotated 3 times per day for a total of 24 hours each day. CNI will use reasonable efforts to reformat the Channel to be comprised of a 12 hour program block rotated 2 times per day for a total of 24 hours each day by the Relaunch Date, provided that in any event such reformatting shall occur no later than nine months from the Relaunch Date. The channel may include advertising.

In any calendar year, no more than 65% of all programming (by aggregate minutage) may consist of feature films originally produced for theatrical release.

C. Programme Spend

The following commitments shall apply to the Channel:

Year	Total Programme Spend %	Original Programme Spend %
1	30	20
2	35	25
3	42	30
4	42	35
5	42	35
6	35	35
7	30	35
8 (part)	30	35

In the table above, the following expressions have the following meanings:

“Year” means each consecutive period of twelve months, the first period starting on the first day of the calendar month immediately following the calendar month in which the Relaunch Date (or if earlier the Deemed Relaunch Date) falls, with Year 1 meaning the first such 12 month period and so on. Year 8 terminates at the end of the Term.

“Total Programme Spend %” means the percentage of Net Subscriber Revenue to be spent on Programming Costs in the relative Year

“Original Programme Spend %” means the percentage of Total Programme Spend % to be spent on Original Programming in the relative Year

“Net Subscriber Revenue” means the aggregate net Subscriber Fee actually paid by Stream to CNI and received by CNI (excluding VAT and any withholdings) for the calendar year in which the beginning of the relative Year falls, subject to such good faith adjustments as CNI may make from time to time.

“Programming Costs” means all direct costs incurred by or on behalf of CNI for the acquisition of audio, visual and audio-visual material (and rights therefore) for the Channel, including (without limitation) any or all of the following: programming acquisition and licensing costs, programming commissioning costs, financing provided for programming (whether by advance, minimum guarantee, co-production contribution or other method and including any financing charges incurred), commissions, fees and/or advances payable to distributors and sales agents, music copyright and clearance costs, amounts payable to talent (including actors, directors, producers, writers, composers and talent unions), amounts payable to collecting societies and similar bodies, video levies, training costs, underlying rights costs, infringement costs and damages, dubbing and re-versioning costs (excluding the costs of tape and film), the fully expensed cost of staff the majority of whose time per Year is spent producing programmes on the Channel but excluding (a) costs appearing on the G&A costs line for the Channel and (b) sales and marketing expenses of the Channel;

“Original Programming” means television programming that has not been shown on any form of free or pay-television distributed by DTH, cable or terrestrial transmission originating from and directed to the Territory before it is first broadcast on the Channel.

STREAM shall have the right at its sole cost and expense, to audit during normal business hours and on reasonable prior notice CNI’s books and records related to the programme spend commitments of CNI in the Paragraph C above.